Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Charlotte, N.C… American Community Bancshares, Inc. (NASDAQ SmallCap “ACBA”) (the “Company”), the holding company for American Community Bank, Monroe, North Carolina ( “American Community “) and First National Bank of the Carolinas, Gaffney, South Carolina announced today the Friday March 4, 2005 final settlement of the MC Contractors, Inc., FKA Mann Contractors (“Mann”), suit against American Community for $600,000. The case involved an account opened at American Community in 2001 on behalf of Mann by a person, who was, at the time, Vice President, Secretary, Director and a 50% owner of Mann.

Randy P. Helton, President of American Community stated: “we are still adamant in our opinion that we did nothing improper in this case and hold that no bank is capable of overseeing the ethical conduct of its customers’ business partners. However, we believe it is in the best interest of American Community to put this behind us to eliminate the expense and distraction of the case and to focus on the many positive events happening within our Bank”.

In the Company’s fourth quarter for 2004, a proposed settlement amount of $350,000 was previously recorded as a charge to pre-tax fourth quarter earnings. As a result of the March 4, 2005 final settlement, the Company is increasing the fourth quarter one time pre-tax charge to $600,000 to reflect the settlement agreement. This additional charge resulted in a decrease in after-tax earnings for the year ended December 31, 2004 of $154,000 from $2,897,000 as originally reported to $2,743,000. On a per share basis, fully diluted earnings decreased from $0.79 to $0.75 as a result of the charge.

American Community Bancshares, Inc. headquartered in Charlotte, NC is the holding company for American Community Bank and First National Bank of the Carolinas. American Community Bank is a full service community bank, headquartered in Monroe, NC with five offices in Union County (North Carolina’s fastest growing county) and three offices in Mecklenburg County, home of Charlotte, North Carolina’s largest city and the nation’s second largest financial center. A ninth branch is in the renovation phase in the Southend area of Charlotte and should open during the second quarter of 2005. First National Bank of the Carolinas is a full service community bank, headquartered in Gaffney, SC has three offices in Cherokee County. A fourth branch is currently under construction in the town of Tega Cay located in York County, SC and should also open during the second quarter of 2005. The Banks provide a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares’ website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ SmallCap market under the symbol “ACBA” with stock warrants traded under “ACBAW”. For more information contact- Stephanie Helms, Director of Shareholder Relations or Dan Ellis, Chief Financial Officer at (704) 225-8444.